                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]Confidential, For Use of the
[_]Preliminary Proxy Statement               Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            TEMPLATE SOFTWARE, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials:

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement no.:

  (3) Filing Party:

  (4) Date Filed:

                            TEMPLATE SOFTWARE, INC.
                           45365 Vintage Park Plaza
                            Dulles, Virginia 20166

                                                                 April 14, 1999

Dear Shareholder:

  I am pleased to invite you to attend the 1999 Annual Meeting of Shareholders of Template Software, Inc. The Annual Meeting will be held at 10:00 a.m. Eastern time on Wednesday, May 12, 1999, at the Hyatt Regency Reston, Reston Town Center, 1800 Presidents Street, Reston Virginia 20190.

  The matters that will be addressed at the Annual Meeting are described in the attached notice and proxy statement. There will also be reports on the activities of the Company and an opportunity to submit questions or comments on matters of interest to shareholders generally.

  Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

                                          Sincerely yours,
                                          E. Linwood Pearce
                                          Chief Executive Officer and
                                          President

                            TEMPLATE SOFTWARE, INC.
                           45365 Vintage Park Plaza
                            Dulles, Virginia 20166

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time          10:00 a.m. Eastern time on Wednesday, May 12, 1999

Place         The Hyatt Regency Reston
              Reston Town Center
              1800 Presidents Street
              Reston Virginia 20190

Items of Business
              1. To elect two people to the Company's Board of Directors for three-year terms expiring in 2002;

              2. To vote on a proposed amendment to the Company's 1996 Equity
                 Incentive Plan that would increase the number of authorized shares under the 1996 Equity Incentive Plan from 2,500,000 to 2,750,000;

              3. To ratify the appointment of PricewaterhouseCoopers, LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

              4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Record Date   You are entitled to vote if you were a shareholder at the close of business on Wednesday, March 31, 1999.

Voting by Proxy
              Whether or not you plan to attend the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy in the enclosed postage pre-paid envelope as promptly as possible. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

                                          By Order of the Board of Directors
                                          Joseph M. Fox
                                          Chairman

Dulles, Virginia
April 14, 1999

                            TEMPLATE SOFTWARE, INC.
                           45365 Vintage Park Plaza
                            Dulles, Virginia 20166

                                PROXY STATEMENT

Information Concerning the Solicitation

  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Template Software, Inc. (the "Company") for use at the Annual Meeting of shareholders to be held on Wednesday, May 12, 1999, or at any adjournment thereof, as set forth in the accompanying notice. A shareholder giving a proxy may revoke it at any time before it is exercised at the Annual Meeting by so notifying the Secretary of the Company in writing or in person; any such revocation must be received, if in writing, or acknowledged, if oral, by the Secretary prior to the Annual Meeting. Any proxy which is not revoked in accordance with the previous sentence will be voted in accordance with the terms thereof at the Annual Meeting. This Proxy Statement, and the Company's Annual Report for the year ended December 31, 1998, are first being mailed on or about April 15, 1999 to shareholders entitled to vote at the Annual Meeting.

Quorum; Vote Required; Method of Counting Votes

  On March 31, 1999, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were 5,179,880 shares of the Company's Common Stock outstanding (the "Shares"). On all matters being voted upon at the Annual Meeting, each Share is entitled to one vote.

  According to the Company's Bylaws, the holders of a majority of the Shares entitled to vote must be present or represented by proxy to constitute a quorum for the transaction of business at the Annual Meeting.

  Assuming the presence of a quorum at the Annual Meeting, with respect to the election of directors, under the Company's Bylaws, directors will be elected by a favorable vote of a plurality of the votes cast in respect of Shares present and entitled to vote, in person or by proxy, at the Annual Meeting. Assuming the presence of a quorum, under rules applicable to companies whose securities are traded on the Nasdaq Stock Market, the approval of the amendments proposed to the Company's 1996 Equity Incentive Plan and for the ratification of PricewaterhouseCoopers, LLP as the Company's independent auditors each requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting.

  Votes cast by proxy or in person at the Annual Meeting will be counted by the inspector or inspectors appointed by the Company in advance of the Annual Meeting. Shares represented by proxies that reflect abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter, and thus will be disregarded in the calculation of a plurality or of "votes cast." Shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees that the broker or nominee does not have the discretionary authority to vote on a particular matter and as to which instructions have not been received from the beneficial owners or persons entitled to vote such Shares) will be treated as Shares that are present and entitled to vote for purposes of determining the presence of a quorum of shareholders. However, for purposes of determining the outcome of any matter as to which any broker or nominee has indicated on the proxy form that it does not have discretionary authority to vote upon, those Shares will be treated as not present and not entitled to vote with respect to that matter at the Annual Meeting (even though those holders of those Shares will be considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

Expenses of Solicitation

  The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy soliciting material, employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, telecopy and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties, and the Company expects to reimburse such parties for their charges and expenses connected therewith.

                                  PROPOSAL I
                             ELECTION OF DIRECTORS

Nominees

  The Company's Board of Directors currently consists of six members. In accordance with the Company's Bylaws, the Company's Board is divided into three (3) classes of directors serving three-year terms. Currently, the Board consists of two Class I Directors (Mr. Joseph M. Fox and Dr. Alan B. Salisbury), two Class II Directors (Mr. Andrew B. Ferrentino and Dr. Gerhard Barth) and two Class III Directors (Mr. E. Linwood Pearce and Dr. Duane A. Adams).

  At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are expiring. The directors in Class I and Class II presently serve terms that expire at the Annual Meeting of shareholders in 2000 and 2001 respectively. At the 1999 Annual Meeting, the Class III Directors will be elected for a term expiring at the 2002 Annual Meeting of shareholders and upon the election and qualification of their successors. The Board has nominated Mr. E. Linwood Pearce and Dr. Duane A. Adams for election as Class III Directors at the Annual Meeting.

  All Shares represented by properly executed proxies received in response to this solicitation will be counted in the election of directors as specified therein by the shareholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of the nominees listed in this Proxy Statement. Each nominee has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting a nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card may be exercised to vote for a substitute candidate designated by the Board. The Board has no reason to believe that any nominee will be unable or will decline to serve as a director.

  Shareholders may withhold their votes for the entire slate of nominees or for any particular nominee by so indicating in the space provided on the enclosed proxy card.

  Set forth below is certain biographical information furnished to the Company by each director nominee. All of the nominees currently serve as directors of the Company. For a summary of stock ownership information concerning the director nominees, see "Beneficial Ownership of Common Stock."

Information Regarding Nominees For Class III Directors

E. Linwood Pearce
Age: 53

  E. Linwood Pearce joined the Company in November 1991 and since that time has served as its Chief Executive Officer and as a director. Effective January 1, 1999, Mr. Pearce also serves as the Company's President. From July 1988 to April 1991, Mr. Pearce was Executive Vice President of Sales, Marketing and Business Development for Sage Software, Inc. (the predecessor to Intersolv, Inc.). From October 1985 to May 1988, Mr. Pearce was Executive Vice President and Chief Operating Officer of Software AG of North America. From 1967 to September 1985, Mr. Pearce was employed by Applied Data Research, a software products and services company, most recently as Vice President of Field Operations.

Dr. Duane A. Adams
Age: 60

  Dr. Duane A. Adams has served as a director of the Company since January 28, 1997. Dr. Adams is the Vice Provost for Research at Carnegie Mellon University. From 1992 to 1996, Dr. Adams was the Deputy Director of the Department of Defense's Advanced Research Projects Agency. Prior to that time, Dr. Adams was an Associate Dean for Research at Carnegie Mellon University's School of Computer Science.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE
         ELECTION AS CLASS III DIRECTORS OF THE NOMINEES NAMED ABOVE.

Information Regarding Directors Whose Terms of Office Continue

Joseph M. Fox
Age: 64
Class I Director: Term
 expires at 2000 Annual
 Meeting

  Joseph M. Fox is founder of the Company and has served as Chairman since 1978. From 1956 until 1977, he was employed by IBM, the last seven years as Vice President of its Federal Systems Division, where he oversaw a software development unit comprised of over 4,000 employees and was responsible for many major projects, including the automation of the Air Traffic Control System in the Untied States and the United Kingdom and the automation of the ground and on-board NASA Shuttle control system.

Dr. Alan B. Salisbury
Age: 62
Class I Director: Term
 expires at 2000 Annual
 Meeting

  Dr. Alan B. Salisbury has served as a director of the Company since January 28, 1997. Since 1993, Dr. Salisbury has served as the President of Learning Tree International USA, Inc. From 1991 to 1993, Dr., Salisbury served as Executive Vice President and Chief Operating Officer of the Microelectronics and Computer Technology Corporation, a research and development consortium owned by 22 companies. From 1987 to 1991, he served as President of Contel Technology Center, the advanced research and development organization serving Contel Corporation. Prior to that time, Dr. Salisbury served in the United States Army as a Major General where he commanded the United States Army Information Systems Engineering Command. Dr. Salisbury serves on the Board of Directors of Learning Tree International, Inc., Sybase, Inc. and TelePad Corporation.

Andrew B. Ferrentino
Age: 59
Class II Director: Term
 expires at 2001 Annual
 Meeting

  Andrew B. Ferrentino joined the Company in April 1979 as Vice President and in 1984 was appointed a director. From 1984 through December 1998, Mr. Ferrentino served as the Company's President and Secretary. From November 1977 until April 1979, Mr. Ferrentino served as a Senior Technical Consultant to Satellite Business Systems, Inc., a satellite communications company, where he was responsible for new business development. From 1966 to November 1977, Mr. Ferrentino served in various management capacities for IBM's Federal Systems Division, most recently as a Manager of Advanced Technology.

Dr. Gerhard Barth
Age: 49
Class II Director: Term
 expires at 2001 Annual
 Meeting

  Dr. Gerhard Barth has served as a director of the Company since November 1997. Since October 1996, Dr. Barth has served as a member of the Board of Management of Alcatel SEL AG, Stuggart, and Director of Software Technology of Alcatel Telecom. From November 1992 until September 1996, Dr. Barth served as Director of Information Technology of Daimler-Benz AG Ulm. From 1988 to 1992, Dr. Barth served as full professor at the University of Kaiserslautern, where he was Director of the German Research Center for Artificial Intelligence.

Additional Information Concerning The Board Of Directors

  The Company's Board held four regular meetings and one special meeting in 1998. The Board has an Audit Committee and a Compensation Committee. The Board does not have a standing nominating committee. No director attended less than 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during his term as a director of the Company, except that Dr. Gerhard Barth attended three of the five Board meetings held during 1998.

  Committees of the Board of Directors. The Compensation Committee of the Board consists of Drs. Salisbury and Adams, with Dr. Adams serving as Chairman. Drs. Salisbury and Adams are both non-employee directors of the Company. The purpose of the Compensation Committee is to administer the Company's 1996 Equity Incentive Plan and any other stock benefit plans, to establish remuneration levels for officers of the Company and to establish and administer executive compensation programs, including an annual review of the compensation of the Chief Executive Officer. The Compensation Committee held four meetings during 1998.

  The Audit Committee of the Board consists of Drs. Salisbury and Adams, with Dr. Salisbury serving as Chairman. The Audit Committee recommends to the Board the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee held one meeting during 1998.

  Director Compensation. Except for ownership of stock options, directors of the Company generally do not receive compensation for services rendered as a director. The Company also does not provide compensation for committee participation or special assignments of the Board. The Company does however reimburse its directors for reasonable travel expenses to and from Board meetings. Management believes that focusing director compensation on equity rather than cash reflects the Company's efforts to more closely align director compensation with total shareholder return.

Executive Officers

  The executive officers of the Company serve at the discretion of the Board and presently include: Joseph M. Fox, Chairman of the Board; E. Linwood Pearce, President and Chief Executive Officer; Kimberly E. Osgood, Chief Financial Officer, Treasurer and Secretary; David L. Kiker, Vice President of Technology; J. Kelly Brown, Vice President and General Manager of Government Business Unit; Richard H. Collard, Vice President of European Operations; and Benjamin J. Martindale, II, Executive Vice President. Biographies for Messrs. Fox and Pearce are provided above. See "Information Regarding Nominees for Class III Directors" and "Information Regarding Directors Whose Terms of Office Continues" above. Biographies for the Company's other executive officers follow.

  Kimberly E. Osgood joined the Company in May 1983 as Controller, and in March 1993 was appointed to serve as Vice President of Finance and Administration. Ms. Osgood was promoted to Chief Financial Officer of the Company in September 1996, and has served as the Company's Treasurer and Secretary effective January 1, 1999. Prior to 1983, Ms. Osgood was employed by the Ralph M. Parsons Company for four years where she was responsible for government contract oversight.

  David L. Kiker joined the Company is November 1985 as a software engineer, and in June 1991 was appointed to serve as Vice President of Technology. Prior to 1985, Mr. Kiker was employed by National Biomedical Research Foundation for five years where he was responsible for developing software for medical research applications.

  J. Kelly Brown joined the Company in February 1990 and serves as Vice President and General Manager of the Company's Government Business Unit. From 1987 to February 1990, Mr. Brown was employed by Quality Systems, Inc., a government contractor, most recently as Lead Systems Analyst. From July 1986 to December 1987, Mr. Brown served as Senior Knowledge Engineer of Systems Designers International, Inc., an International AI Company. From May 1979 to July 1986, Mr. Brown served as Project Manager and Systems Engineer of Vitro Corporation, a government contractor. Prior to that time, Mr. Brown was employed by Westinghouse Corporation as a Field Engineer.

  Richard H. Collard joined the Company in January 1995 as Managing Director of the Company's United Kingdom subsidiary. Mr. Collard was promoted to Vice President of European Operations for the Company in March 1996. Prior to that time, Mr. Collard was a founder and spent 10 years with Instrumatic U.K., Limited, a supplier of high technology products to professional customers throughout Europe, the last three years as Executive Vice President. Prior to that, Mr. Collard managed European Sales for a division of Gould Corporation and worked for Tektronix, Inc. in the United Kingdom.

  Benjamin J. Martindale, II joined the Company in December 1996 as Vice President of Marketing, and was promoted to Executive Vice President in October 1998. From October 1995 to December 1996, Mr. Martindale served as Vice President of Worldwide Marketing for Visix Software, Inc. From May 1995 to September 1995, Mr. Martindale was Vice President of Marketing with IntelliSys Systems, Corp. From June 1988 to May 1995, Mr. Martindale served as Director of North American Marketing for Sybase, Inc.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements except that Mr. Benjamin J. Martindale, II inadvertently filed a late Form 4, representing one transaction, in November 1998.

Beneficial Ownership Of Common Stock

  The following table sets forth information concerning (i) those persons known by management of the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table included elsewhere herein and (iv) all current directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes below, such information is provided as of March 31, 1999. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

                                      Amount and Nature of
Name of Beneficial Owner              Beneficial Ownership Percent of Class(1)
------------------------              -------------------- -------------------
Executive Officers and Directors
Joseph M. Fox(2).....................        413,167               8.0%
E. Linwood Pearce(3).................        487,811               8.7%
J. Kelly Brown (4)...................         56,750               1.1%
Richard H. Collard(5)................         58,250               1.1%
David L. Kiker(6)....................        112,500               2.1%
Andrew B. Ferrentino(7)..............        474,857               9.2%
Dr. Duane A. Adams(8)................         26,033                 *
Dr. Alan B. Salisbury(9).............         28,333                 *
Dr. Gerhard Barth(10)................          6,250                 *
All current directors and executive
 officers as a group
 (11 persons)(11)....................      1,789,941              30.0%
Other Shareholders
Alcatel N.V..........................        500,000               9.7%
 Burgemeester Elsenlaan 170
 2288 84 Rijswijk
 The Netherlands
Harvard Management Company...........        432,000               8.3%
 600 Atlantic Avenue
 Boston, MA 02210
Special Situations Fund..............        403,700               7.8%
 151 East 53rd Street, 51st Floor
 New York, NY 10022

--------
  * Less Than 1%.

 (1) As of March 31, 1999, the Company had 5,179,880 shares of Common Stock outstanding. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options held by such person or entity that are exercisable within 60 days of March 31, 1999, but excludes shares of Common Stock underlying options held by any other person.

 (2) Mr. Fox's shares include approximately 29,000 shares of Common Stock held by Mr. Fox's children. Pursuant to the Exchange Act rules, Mr. Fox may be deemed to share voting and investment power with respect to these approximately 29,000 shares; however, Mr. Fox disclaims beneficial ownership of all such shares. Mr. Fox is the Chairman of the Board of the Company. His address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

 (3) Mr. Pearce's shares include 416,347 shares of Common Stock subject to options exercisable by or within 60 days of March 31, 1999, and 9,000 shares held by Mr. Pearce's two children. Mr. Pearce disclaims beneficial ownership of all 9,000 such shares. Mr. Pearce is the President and Chief Executive Officer of the Company. His address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

 (4) Mr. Brown's shares consist of 1,000 shares of Common Stock held jointly with Mr. Brown's spouse and 55,750 shares of Common Stock subject to options exercisable by or within 60 days of March 31, 1999. Mr. Brown is the Vice President and General Manager of the Government Business Unit of the Company. His address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

 (5) All of Mr. Collard's shares are shares of Common Stock subject to options exercisable by or within 60 days of March 31, 1999. Mr. Collard is the Vice President of European Operations of the Company. His address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

 (6) Mr. Kiker's shares include 92,500 shares of Common Stock subject to options exercisable by or within 60 days of March 31, 1999. Mr. Kiker is the Vice President of Technology of the Company. His address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

 (7) Mr. Ferrentino's shares include 20,000 shares of Common Stock held by Mr. Ferrentino's spouse and 50,000 shares of Common Stock held by Mr. Ferrentino's daughter. Mr. Ferrentino disclaims beneficial ownership of all 70,000 such shares not held by him.

 (8) Dr. Adams' shares include 550 shares held by Dr. Adams' spouse and 23,333 shares of Common Stock subject to options exercisable by or within 60 days of March 31, 1999. Dr. Adams disclaims beneficial ownership of all 550 shares held by his spouse.

 (9) Dr. Salisbury's shares include 23,333 shares of Common Stock subject to options exercisable by or within 60 days of March 31, 1999.

(10) All of Dr. Barth's shares are shares of Common Stock subject to options exercisable by or within 60 days of March 31, 1999.

(11) Includes all shares stated to be included in the notes above.

                            EXECUTIVE COMPENSATION

  Pursuant to the Securities and Exchange Commission rules for proxy statement disclosure of executive compensation, the Compensation Committee of the Board of the Company has prepared the following Report on Executive Compensation. The Committee considers this report to clearly describe the current executive compensation program of the Company, including the underlying philosophy of the program and the specific performance criteria on which executive compensation is based. This report also discusses in detail the compensation paid to the Company's Chief Executive Officer, Mr. E. Linwood Pearce, during 1998.

            Compensation Committee Report on Executive Compensation

  This report by the Compensation Committee of the Board (the "Committee") discusses the Committee's compensation objectives and policies applicable to the Company's executive officers. The report reviews the Committee's policy generally with respect to the compensation of all executive officers as a group for fiscal 1998 and specifically reviews the compensation established for the Company's Chief Executive Officer as reported in the Summary Compensation Table. The Committee is composed entirely of independent, non-employee directors of the Company.

Compensation Philosophy

  The Company's executive compensation program has three objectives: (1) to align the interests of the executive officers with the interests of the Company's shareholders by basing a significant portion of an executive's compensation on the Company's performance; (2) to attract and retain highly talented and productive executives; and (3) to provide incentives for superior performance by the Company's executives. To achieve these objectives, the Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of a cash bonus, and long-term incentive compensation in the form of stock options. The Company's primary goal is to provide for a reasonable base salary component while also providing for higher short-term and long-term incentive rewards and bonuses based on the Company's performance. These compensation elements are in addition to the general benefit programs which are offered to all of the Company's employees.

  Each year, the Committee reviews the Company's executive compensation program. In its review, the Committee studies the compensation packages for executives in comparable roles performing at comparable levels at other companies in the same or related industries, competitiveness of the Company's executive compensation program and the Company's financial performance for the previous fiscal year. The Committee also gauges the success of the compensation program in achieving its objectives in the previous year and considers the Company's overall performance objectives.

  Each element of the Company's executive compensation program is discussed below.

Base Salaries

  The Committee annually reviews the base salaries of the Company's executive officers. The base salaries for the Company's executive officers for fiscal 1998 were established by the Board at the beginning of that fiscal year. The base salaries for fiscal 1999 were established by the Committee at the beginning of this fiscal year. In addition to considering the factors listed in the foregoing section that support the Company's executive compensation program generally, the Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Committee also measures individual performance based upon a number of factors, including a measurement of the Company's historic and recent financial performance, the individual's contribution to that performance, the individual's performance on non-financial goals and other contributions of the individual to the Company's success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not strictly conditioned upon the achievement of any predetermined performance targets.

Incentive Compensation

  Cash bonuses established for executive officers are intended to motivate an individual to strive to achieve the Company's financial and operational performance goals or to otherwise incent an individual to aim for a high level of achievement on behalf of the Company in the coming year. The Committee does not have a formula for determining bonus payments, but establishes general target bonus levels for executive officers at the beginning of the fiscal year based in relatively equal measures upon the Committee's subjective assessment of the Company's projected revenues and other operational and individual performance factors and may adjust these targets during the year.

Long-Term Incentive Compensation

  The Company's long-term incentive compensation plan for its executive officers is based upon the Company's 1996 Equity Incentive Plan. The Company believes that placing a substantial portion of its executives' total compensation in the form of stock options achieves three objectives: (1) it aligns the interests of the Company's executives directly with those of the Company's shareholders; (2) it gives executives a significant long-term interest in the Company's success; and (3) it helps the Company retain key executives. Each option grant allows an executive to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. The option vests in periodic installments over a three or four year period, contingent upon the executive's continued employment with the Company. Accordingly, the option grants will provide a return to the executive only if he or she remains in the Company's employ, and then only if the market price of the Company's Common Stock appreciates over the option term.

  In establishing this long-term compensation plan in the form of stock option grants, in fiscal 1998 the Board primarily considered the executives' past performance and the degree to which an incentive for long-term performance would benefit the Company. All options were granted at fair market value in fiscal 1998, and it is the Committee's policy to continue to do so unless particular circumstances warrant a below-market grant.

Benefits

  The Company believes that it must offer a competitive benefits program to attract and retain all of its full-time employees. Accordingly, the Company provides the same medical and other benefits to its executive officers that are generally available to its other employees.

Compensation of the Chief Executive Officer

  The Chief Executive Officer's compensation is reviewed on an annual basis and based on the same elements and measures of performance as is the compensation for the Company's other executive officers. The Board approved a base salary for Mr. Pearce for fiscal 1999 of $240,000 based on the same factors underlying the base salaries of the other executive officers. Mr. Pearce's salary for fiscal 1998 was $210,000. In structuring the remainder of Mr. Pearce's fiscal 1999 compensation, the Committee will consider as essential the alignment of his compensation package with the financial performance of the Company and the Committee's philosophy of basing a larger portion of executive compensation on incentive bonuses and awards. For fiscal 1998, the Company awarded Mr. Pearce a bonus of $65,600. The bonus was based in part on meeting certain profit and revenue goals set by the Board for fiscal year 1998. Mr. Pearce was not granted any stock options during fiscal year 1998.

Section 162(m) of the Internal Revenue Code

  It is the responsibility of the Committee to address the issues raised by
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The revisions to this Code section made certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to such companies beginning in 1994. The Committee has reviewed these issues and has determined that it is not necessary for the Company to take any action at this time with regard to these issues.

                  Submitted by: THE COMPENSATION COMMITTEE

                  Dr. Duane A. Adams - Chairman
                  Dr. Alan B. Salisbury

Compensation Committee Interlocks and Insider Participation

  During 1998, Dr. Salisbury and Dr. Adams served on the Company's Compensation Committee. Neither of these individuals was at any time during fiscal 1998, or at any other time, an officer or employee of the Company. No executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board or Compensation Committee; accordingly there were no interlocks with other companies within the meaning of the SEC's proxy rules during 1998.

Certain Relationships and Related Transactions

  In November 1996, Alcatel N.V. ("Alcatel") purchased 500,000 shares of Preferred Stock of the Company which converted automatically into 500,000 shares of Common Stock upon the consummation of the Company's initial public offering on January 28, 1997. As a result of this conversion, Alcatel became a beneficial owner of more than 5% of the Company's outstanding Common Stock. Under agreements entered into in connection with this investment, the Company granted Alcatel certain registration rights with respect to sales of securities of the Company held by Alcatel. Alcatel also agreed to a "standstill" provision whereby Alcatel and any of its affiliates would not acquire beneficial ownership of Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock, that when added to the Common Stock beneficially owned by Alcatel or its affiliates would exceed 19.9% of the then outstanding shares of Common Stock. In addition, the Company and certain principal shareholders of the Company also entered into a Shareholders' Agreement with Alcatel. Pursuant to this Agreement, Dr. Gerhard Barth was elected to the Company's Board in 1997. The Company and the principal shareholders also agreed to give Alcatel prior notice in the event the Company plans to sell certain assets or capital stock of the Company. Specifically, the Company and such principal shareholders agreed to give Alcatel written and oral notice prior to soliciting any proposal, or participating in any negotiations, regarding a sale of any significant portion of the Company's assets or any sale of Common Stock representing 5% more of the Common Stock of the Company issued and outstanding immediately prior to such sale. The Company and such principal shareholders also agreed to promptly advise Alcatel of any request for information or any proposal by a third party with respect to the foregoing. These principal shareholders also granted to Alcatel the right to join in certain sales of Common Stock held by such shareholders. The Company also granted to Alcatel the right to appoint an observer to attend meetings of the Company's Board in the event a representative designated by Alcatel is not then serving on the Company's Board. All rights and obligations under the terms of the agreement with Alcatel (except registration rights with respect to Alcatel's Common Stock) will terminate if Alcatel ceases to own in the aggregate at least 3% of the Company's fully-diluted Common Stock.

  In this regard, during 1997, Alcatel and the Company entered into agreements under which the Company provides products and services to Alcatel for Alcatel's internal use and for resale to its customers. For the year ended December 31, 1998, the Company earned $556,081 of revenue from Alcatel.

Executive Officer Compensation

  Summary Compensation. The following Summary Compensation Table sets forth the compensation earned for the fiscal years ended November 30, 1996, November 30, 1997 and December 31, 1998, by the Company's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers"), each of whose total annual salary and bonus for fiscal 1998 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries for that fiscal year.

                          Summary Compensation Table

                                                               Long Term
                                                             Compensation
                                                             -------------
                                 Annual Compensation(1)       Securities
                              -----------------------------   Underlying
Name and Principal                             Other Annual     Options     All Other
Position(s)              Year  Salary   Bonus  Compensation  (# of Shares) Compensation
------------------       ---- -------- ------- ------------  ------------- ------------
E. Linwood Pearce....... 1998 $210,000 $65,600       --             --         --
 President and Chief     1997 $183,125 $78,950       --         125,000        --
 Executive Officer(2)    1996 $170,000 $57,500       --         100,000        --

Andrew B. Ferrentino.... 1998 $179,242 $43,700       --             --         --
 President and
  Secretary(3)           1997 $170,000 $53,030       --             --         --
                         1996 $170,000 $57,500       --             --         --

Richard H. Collard...... 1998 $116,005 $77,871   $37,718(4)      15,000        --
 Vice President of
  European               1997 $114,742 $77,703       --             --         --
 Operations              1996 $ 87,312 $13,000       --          25,000        --

J. Kelly Brown.......... 1998 $119,230 $80,000       --          10,000        --
 Vice President and
  General Manager        1997 $101,520 $29,700       --             --         --
 of Government Business
  Unit                   1996 $100,894 $ 4,000       --          30,000        --

David L. Kiker.......... 1998 $157,292 $22,600       --             --         --
 Vice President of
  Technology             1997 $138,000 $25,919       --             --         --
                         1996 $128,000 $13,000       --          50,000        --

--------
(1) In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the Named Executive Officer for such year.

(2) Mr. Pearce assumed the additional office of President effective January 1, 1999.

(3) Mr. Ferrentino resigned from the offices of President and Secretary effective December 31, 1998.

(4) Represents a car allowance of $16,572 and pension contributions of $21,146.

  Option Grants in Last Fiscal Year. The following table presents information regarding options granted to the Company's Named Executive Officers during fiscal 1998 to purchase shares of the Company's Common Stock. The Company has no outstanding stock appreciation rights ("SARs") outstanding and granted no SARs during fiscal 1998. In accordance with SEC rules, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price of 5% and 10% from the date the options were granted over the full option term.

                       Option Grants in Last Fiscal Year

                                         Individual Grants
                         --------------------------------------------------
                                                                             Potential Realizable
                                                                               Value at Assumed
                           No. of                                           Annual Rates of Stock
                         Securities   % of Total      Exercise                Price Appreciation
                         Underlying Options Granted   or Base               for the Option Term(4)
                          Options    to Employees      Price     Expiration ----------------------
Name                     Granted(1) During Year(2)  ($/Share)(3)    Date        5%         10%
----                     ---------- --------------- ------------ ---------- ---------- -----------
E. Linwood Pearce.......      --          --              --          --           --          --
Andrew B. Ferrentino....      --          --              --          --           --          --
Richard H. Collard......   15,000         2.6%         $14.00      1/7/05   $   85,491 $   199,230
J. Kelly Brown..........   10,000         1.7%         $14.00      1/7/08   $   88,045 $   223,123
David L. Kiker..........      --          --              --          --           --          --

--------
(1) The options granted are incentive stock options that become exercisable in increments of 25% per year beginning on the first anniversary of the date of grant.

(2) Based on an aggregate of 583,000 options granted to employees during the fiscal year ended December 31, 1998.

(3) The exercise price per share equaled the fair market value of the Common Stock on January 7, 1998, the date of grant, as reported on the Nasdaq Stock Market.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

  Option Exercises in Fiscal 1998 and Fiscal 1998 Year-End Option Values. The following table shows the number of shares of Common Stock subject to exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 1998. The table also reflects the values of such options based on the positive spread between the exercise price of such options and the price of the Common Stock as of December 31, 1998, as reported by the Nasdaq Stock Market.

                                                      Number of Securities
                                                     Underlying Unexercised     Value of Unexercised
                                                           Options at               In-the-Money
                            Shares                        12/31/98 (#)         Options at 12/31/98(1)
                         Acquired on     Value      ------------------------- -------------------------
Name                     Exercise (#) Realized ($)  Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ ------------  ----------- ------------- ----------- -------------
E. Linwood Pearce.......       --            --       416,347      133,333    $1,002,937         --
Andrew B. Ferrentino....       --            --           --           --            --          --
J. Kelly Brown..........       --            --        53,250       28,750    $   95,204     $ 9,334
Richard H. Collard......       --            --        54,500       27,500    $  104,538         --
David L. Kiker..........    25,000      $280,063(2)    92,500       30,000    $  168,008     $12,445

--------
(1) Value of unexercised, in-the-money options is based on a fair market value of $4.469 per share of Common Stock, as reported by the Nasdaq Stock Market at the close of business on December 31, 1998.

(2) Calculated as the difference between the exercise price and the fair market value of the underlying security, as reported by the Nasdaq Stock Market at the close of business on the exercise date of the underlying option.

Employment and Non-Competition Agreements

  E. Linwood Pearce. As of October 14, 1997, the Company and Mr. Pearce entered into an amendment to Mr. Pearce's original employment agreement, dated October 24, 1996. The amendment provides that Mr. Pearce will continue to serve as the Company's Chief Executive Officer until October 23, 1999. The amendment also increased Mr. Pearce's base salary from $185,000 per year to $210,000 per year, with bonuses and future salary increases to be determined from time to time by the Board. The amendment did not alter any of the termination provisions that existed in Mr. Pearce's original employment agreement. The Company still may terminate the employment agreement upon Mr. Pearce's death, disability or for cause. If the Board terminates Mr. Pearce for cause, Mr. Pearce is not entitled to severance pay. If the Board terminates Mr. Pearce without cause, Mr. Pearce is entitled to receive compensation equal to the greater of (i) the compensation due to Mr. Pearce through the end of the employment agreement; or (ii) 12 months of salary and bonus. Mr. Pearce may terminate the agreement himself upon 30 days written notice to the Board.

  The amendment also provides for accelerated vesting of all options held by Mr. Pearce in the event of a "change in control" of the Company. Pursuant to the amendment, a "change in control" is deemed to occur when there is: (i) any direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any unrelated third party person, entity or group of persons or entities acting in concert ("Group") (within the meaning of Section 13(d) of the Exchange Act), together with any affiliates of such person or Group; or
(ii) an acquisition, in one or more transactions, of "beneficial ownership" (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act whether or not applicable), by any unrelated third party person, entity or Group together with its or their affiliates, in either case, of any securities of the Company such that, as a result of such acquisition such person, entity or Group beneficially owns, directly or indirectly, on a fully diluted basis, at least a 51% equity ownership interest, on a fully diluted basis, in the Company.

  The Company's Board of Directors has authorized the Company to enter into an amendment to Mr. Pearce's employment agreement. As part of this authorization, the Compensation Committee of the Board of Directors has authorized an increase in Mr. Pearce's base salary to $240,000 per year and an extension of the term of Mr. Pearce's employment agreement to December 31, 1999.

  Joseph M. Fox. The Company and Mr. Fox have entered into an employment agreement which provides that Mr. Fox will serve as the Company's Chairman of the Board, with a term that expires on December 31, 1999. Under the employment agreement, Mr. Fox will be paid a base salary of $75,000 per year. The employment agreement grants Mr. Fox flexibility with respect to his work schedule. The Company may terminate the employment agreement upon Mr. Fox's death, disability or for cause. If the Board terminates Mr. Fox for cause, Mr. Fox is not entitled to severance pay. If the Board terminates Mr. Fox without cause, Mr. Fox is entitled to receive compensation equal to the greater of (i) the compensation due to Mr. Fox through the end of the employment agreement; or (ii) 12 months of salary and bonus. Mr. Fox himself may terminate the agreement upon 30 days written notice to the Board.

Stock Performance Graph

  The graph set forth below compares the cumulative total shareholder return on the Company's Common Stock between January 29, 1997 (the date the Company's Common Stock began trading on the Nasdaq Stock Market) and December 31, 1998 with the cumulative total return of (i) the Nasdaq Stock Market-U.S. Companies Index (the "Nasdaq Stock Market-U.S. Index") and (ii) the Nasdaq Stock Market Computer & Data Processing Index (the "Nasdaq Computer & Data Processing Index"), over the same period. This graph assumes the investment of $100.00 on January 29, 1997 in the Company's Common Stock, the Nasdaq Stock Market-U.S. Index and the Nasdaq Computer & Data Processing Index, and assumes the reinvestment of dividends, if any.

  The comparisons shown in the graph below are based upon historical data and the Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from the Nasdaq Stock Market, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG TEMPLATE SOFTWARE, INC., THE
            NASDAQ STOCK MARKET-U.S. INDEX AND THE NASDAQ COMPUTER
                            & DATA PROCESSING INDEX




                                      1/29/97 6/30/97 12/31/97 6/30/98 12/31/98
                                      ------- ------- -------- ------- --------
   Template Software, Inc...........   $100    $ 91     $ 92    $ 69     $ 28
   Nasdaq Stock Market--US Index....   $100    $107     $117    $141     $164
   Nasdaq Computer & Data Processing
    Index...........................   $100    $112     $116    $170     $207

  The graph above commences on January 29, 1997, the date on which the Company's stock first began trading on the Nasdaq Stock Market.

  Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by or on behalf of the Company under those statutes.

                                  PROPOSAL 2
             AMENDMENT TO THE COMPANY'S 1996 EQUITY INCENTIVE PLAN

  The Company's 1996 Equity Incentive Plan (the "1996 Plan") is the principal component of the Company's executive and employee compensation program. Stock options tie executive compensation directly to an increase in shareholder value, specifically the market price of the Common Stock. See "Executive Compensation--Compensation Committee Report on Executive Compensation." In this way, options further align the interests of executives and shareholders and provide a meaningful incentive for management to maximize shareholder value. Options granted under the 1996 Plan generally vest over a three or four year period and are exercisable at the fair market value of the Company's Common Stock on the date of grant.

  The Board of Directors of the Company, following a recommendation of the Board's Compensation Committee, deemed it advisable and in the best interests of the Company and its shareholders to amend the 1996 Plan by increasing the maximum number of shares of Common Stock authorized by the 1996 Plan from two million five hundred thousand (2,500,000) to two million seven hundred and fifty thousand (2,750,000). Article XIII of the 1996 Plan requires shareholder approval for such an amendment. Accordingly, the Board submits this proposal for shareholder approval. Approval of the proposed amendment to the 1996 Plan requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR"
               THE AMENDMENT TO THE 1996 EQUITY INCENTIVE PLAN.

                                  PROPOSAL 3
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors of the Company, following a recommendation of the Board's Audit Committee, has appointed the firm of PricewaterhouseCoopers, LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1999, and has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. PricewaterhouseCoopers, LLP has served as independent auditors of the Company since 1996 and is considered by management of the Company to be well qualified. If the shareholders do not ratify the appointment of PricewaterhouseCoopers, LLP, the Board will reconsider the appointment.

  Representatives of PricewaterhouseCoopers, LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR"
   THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS, LLP AS THE
                     INDEPENDENT AUDITORS OF THE COMPANY.

                        SHAREHOLDER PROPOSALS FOR 2000

  Under the rules of the SEC, any shareholder proposal intended for inclusion in the proxy material for the annual meeting of shareholders of the Company to be held in 2000 must be received by the Company on or before December 17, 1999 to be eligible for inclusion in such proxy material. Proposals should be addressed to Template Software, Inc., 45365 Vintage Park Plaza, Dulles, Virginia 20166, Attention: Corporate Secretary. Proposals must comply with the rules of the SEC relating to shareholder proposals and the Company's Bylaws in order to be included in the proxy materials. According to the Company's Bylaws, a proposal must be submitted in writing to the Corporate Secretary of the Company and shall set forth, as to each matter the shareholder proposes to bring before the annual meeting, (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company that are beneficially owned by the shareholder and (iv) any material interest of the shareholder in the proposed business.

  In addition, under applicable provisions of the Company's Bylaws, the Board and management intend to exercise discretionary authority with respect to any proposal made by holders of Common Stock of which the Company does not have notice on or before February 12, 2000 that does not comply with the rules of the SEC relating to shareholder proposals but that is intended to be presented at the next annual meeting of shareholders of the Company.

                                    GENERAL

  The Company's 1998 Annual Report to Shareholders, including condensed consolidated financial statements and other information, accompanies this Proxy Statement but does not form a part of the proxy soliciting material. A complete list of the shareholders of record entitled to vote at the Annual Meeting will be open and available for examination by any shareholder, for any purpose germane to the Annual Meeting, between 9:00 a.m. and 5:00 p.m. at the Company's offices at 45365 Vintage Park Plaza, Dulles, Virginia 20166, from May 1, 1999 through May 11, 1999, and also at the time and place of the Annual Meeting.

  The Company will provide each of its shareholders, without charge, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "1998 Form 10-K") filed with the SEC, including the financial statements and the financial statement schedules required to be filed under the rules promulgated under the Exchange Act. Exhibits to the 1998 Form 10-K will not be supplied unless specifically requested, for which there may be a reasonable charge. Those shareholders wishing to obtain a copy of the 1998 Form 10-K should submit a written request to Template Software, Inc., 45365 Vintage Park Plaza, Dulles, Virginia 20166, Attention: Corporate Secretary.

                                 OTHER MATTERS

  Neither management nor the Board knows of any matter to be acted upon at the meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, however, the proxy holders will vote thereon in accordance with their best judgment.

                                          By Order of the Board of Directors,
                                          Joseph M. Fox
                                          Chairman

Dulles, Virginia
April 14, 1999

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TEMPLATE
                                 SOFTWARE, INC.
  The undersigned shareholder(s) of Template Software, Inc., a Virginia corporation (the "Company"), hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 14, 1999, and hereby appoints Mr. E. Linwood Pearce and Mr. Joseph M. Fox, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. Eastern Time on May 12, 1999 at the Hyatt Regency Reston, Reston Town Center, 1800 Presidents Street, Reston, Virginia 20190, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:
(1) To elect the nominees listed below to serve as Class III Directors of the Company until the 2002 Annual Meeting of Shareholders:

    (a) Mr. E. Linwood Pearce
  [_] FOR [_] WITHHOLD

    (b) Dr. Duane Adams
  [_] FOR [_] WITHHOLD
(2) To vote on a proposed amendment to the 1996 Equity Incentive Plan (the "1996 Plan") that would increase the number of authorized shares under the 1996 Plan from two million five hundred thousand (2,500,000) to two million seven hundred and fifty thousand (2,750,000).

  [_] FOR [_] WITHHOLD[_] ABSTAIN
(3) To ratify the appointment of PricewaterhouseCoopers, LLP as the independent auditors of the Company for the fiscal year ended December 31, 1999.

  [_] FOR [_] WITHHOLD[_] ABSTAIN
(4) In their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder(s). If no direction is made, it will be voted FOR the director nominees named in Proposal (1) above, FOR Proposal (2) and Proposal
(3) above, and as the proxies deem advisable on such other matters as may come before the meeting.

                                            Dated ______________________ , 1999

                                            -----------------------------------
                                                         Signature

                                            -----------------------------------
                                             Signature (if held jointly) Title
                                                or authority (if applicable)

NOTE: Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person.